EXHIBIT 10.6

THE PHOENIX COMPANIES, INC.

DIRECTORS STOCK PLAN

As amended and restated as of January 1, 2009

THE PHOENIX COMPANIES, INC.

DIRECTORS STOCK PLAN

ARTICLE I.

PURPOSE

         The purpose of The Phoenix Companies, Inc. Directors Stock Plan is to enable the Company to attract, retain and motivate well qualified non-employee directors and to enhance a long-term mutuality of interests between the non-employee directors and stockholders of the Company by granting stock and stock options as provided herein.

ARTICLE II.

DEFINITIONS

         2.1 Definitions.   Whenever used herein, the following terms shall have

the respective meanings set forth below:

         (a) "Award" means any Option or Share Award.

(b) “Beneficiary” means the person(s) or entity, including one or more trusts, last designated by a Participant on a form or electronic media and accepted by the Committee or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant.  In the absence of any such designation, the Beneficiary shall be (i) the Participant’s surviving spouse or domestic partner, (ii) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

         (c) "Board" means the Board of Directors of the Company.

(d) "Cash Fees" means the amount of any fees that would, absent an election to receive an Elective Share Award pursuant to the terms of the Plan, be payable by the Company in cash to a Participant for any services to be performed by the Participant.

         (e) "Code" means the Internal Revenue Code of 1986, as amended.

(f) "Common Stock" means the common stock of the Company, par value $0.01 per share.

(g) "Company" means The Phoenix Companies, Inc., a Delaware corporation, and any successor thereto.

(h) "Date of Issuance" means (i) the first day of the calendar quarter with respect to which the Cash Fees would otherwise have been payable to the

Participant in cash for Fee Share Awards, and (ii) for Elective Share Awards, in respect of any Cash Fees which are part of the Participant's annual retainer fees or meeting fees shall be the first day of the calendar quarter with respect to which the related Cash Fees would otherwise have been payable to the Participant, and in respect of any other Cash Fees, unless otherwise determined by the Board, as of the first day of the calendar quarter following the quarter with respect to which such Cash Fees would otherwise have been payable to the Participant.  Notwithstanding the foregoing, if the Date of Issuance determined in the preceding sentence is not a business day, the grant of Shares shall be made on the next following business day.  In no event, however, shall the Date of Issuance and actual issuance be later than March 15 of the calendar year following the calendar year in which the service as a director to which the Cash Fees or the Share Award applies is rendered.

(i) "Elective Share Award" means any award of Shares made by reason of the election of a Participant to receive Shares in lieu of Cash Fees.

(j) "Fair Market Value" means, on any date, the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Common Stock are quoted at the relevant time on such date). In the event that there are no Common Stock transactions reported on such tape (or other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which Common Stock transactions were so reported.

(k) "Family Member" means, as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), of such Participant, (ii) trust for the exclusive benefit of any of such persons and (iii) other entity owned solely by any such persons.

(l) "Fee Share Award" means any award of Shares made at the direction of the

         Board in lieu of Cash Fees.

(m) "Initial Public Offering" means the first day as of which sales of Common Stock are made to the public pursuant to the first underwritten public offering of the Common Stock.

(n) "Option" means the right to purchase one (1) Share at a stated purchase price on the terms specified in Article V of the Plan.  The Options are nonstatutory stock options not intended to qualify under Code section 422.

(o) "Participant" means a member of the Board who is not an officer or employee of the Company or any entity controlling, controlled by, or under common control with the Company, and is not the beneficial owner of a controlling interest in the voting stock of the Company or of any entity that holds a controlling interest in the Company's voting stock.

(p) "Plan" means The Phoenix Companies, Inc. Directors Stock Plan, as set forth herein and as amended from time to time.

         (q) "Share" means a share of Common Stock.

         (r) "Share Award" means any Elective Share Award or Fee Share Award.

(s) "Stock Incentive Plan" means The Phoenix Companies, Inc. Stock Incentive Plan, as the same may be amended from time to time.

         2.2 Gender and Number.   Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III.

ADMINISTRATION

         3.1 Rules, Interpretation and Determinations.   The Plan shall be administered by the Board.  The Board shall have full authority to interpret and administer the Plan, to establish, amend and rescind rules for carrying out the Plan, to construe the respective option agreements and to make all other determinations and to take all other actions that it deems necessary or advisable for administering the Plan.  Each determination, interpretation or other action made or taken by the Board shall be final and binding for all purposes and upon all persons.

         3.2 Agents and Expenses.   The Board may appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf.  The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion from any such counsel or consultant and any computation received from any such consultant or agent.  All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

ARTICLE IV.

SHARES; ADJUSTMENT UPON CERTAIN EVENTS

         4.1 Source of Shares.   Shares to be issued under the Plan may consist, in whole or in part, of treasury shares or authorized but unissued Shares not reserved for any other purpose.

         4.2 Number of Share Awards.    Subject to the provisions of Section 4.5 hereof, the aggregate number of Shares that may be issued under the Plan as Share Awards under Article VI shall not exceed 500,000 Shares.

         4.3 Number of Options.  Subject to the provisions of Section 4.5 hereof, the aggregate number of Shares issuable under the Plan pursuant to Options shall not exceed 0.5% of the total number of Shares outstanding immediately after the Initial Public Offering.

         4.4 Canceled, Terminated, or Forfeited Options.   In the event Options are for any reason canceled, terminated or otherwise settled without the issuance of any Common Stock (including, but not limited to, shares tendered to exercise outstanding Options or shares tendered or withheld for taxes), the Shares subject to such Options shall again be available for the granting of Options under the Plan and the Stock Incentive Plan.

         4.5 Adjustment in Capitalization.  In the event of any Share dividend or Common Stock split, recapitalization (including, but not limited to, the payment of an extra ordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock available for Awards pursuant to either Section 4.2 or Section 4.3, or subject to outstanding Options, and the respective exercise prices applicable to outstanding Options shall be appropriately adjusted by the Board and the Board's determination shall be conclusive, unless such determination is inconsistent with or contrary to any determination by the New York State Insurance Department in accordance with this Plan, in which case the Board’s determination shall be void as of the date of the Department’s determination.  It is hereby provided that, prior to any such determination by the New York State Insurance Department, the Company will be provided with written notice thereof and a reasonable opportunity to respond to such determination by the Department.  It is hereby further provided however, that any fractional shares resulting from any such adjustment shall be disregarded.

         4.6 Certain Limitations and Restrictions.  The aggregate number of Shares available under Sections 4.2 and 4.3 shall reduce, on a Share for Share basis, the number of Shares available under the Stock Incentive Plan.  Subject to the provisions of Section 4.5 hereof and Section 5.3 of the Stock Incentive Plan, the total number of Shares available under the Plan and the Stock Incentive Plan is as follows: (i) with respect to any person who on April 17, 2000 was, or at any time thereafter became or becomes, an officer, director, employee or agent of the Company and/or any of its Subsidiaries other than Phoenix Investment Partners, Ltd. ("PXP")(including, without limitation, any such officer, director, employee or agent who on April 17, 2000 also was, or at any time thereafter became or becomes an officer, director or employee of PXP), the aggregate number of Shares that are or may be subject to options under the Stock Incentive Plan, when added to the aggregate number of Shares that are or may be subject to Options or other grants under the Plan, shall not exceed 5% of the total number of Shares outstanding immediately after the Initial Public Offering and (ii) with respect to any officer or employee of PXP (excluding any such person included in clause (i) of this Section 4.6), the aggregate number of Shares issuable under the Stock Incentive Plan shall not exceed 1% of the total number of Shares outstanding immediately after the Initial Public Offering. In addition, for the avoidance of doubt, no non-employee director of PXP may receive any Shares or Options under the Plan or any options under the Stock

Incentive Plan as a consequence of his or her position as a non-employee director of PXP.

ARTICLE V.

AWARDS AND TERMS OF OPTIONS

         5.1 Grant.  The Board shall determine the Participants to whom Options shall be granted and, subject to Section 5.2, the terms and conditions of any and all Options granted to Participants. In making such determination, the Board shall give due consideration to such factors as it deems appropriate, including, but not limited to, the performance of the Company.

         5.2 Option Agreement.  Options shall be evidenced by a written option agreement embodying the following terms:

(a) Exercise Price.  The exercise price per Share of an Option shall be not less than the Fair Market Value on the date such Option is granted.

(b) Period of Exercisability.  Each Option granted hereunder shall be immediately exercisable.  Each Option shall, if not previously exercised in accordance with the terms of the Plan, in all events expire upon the tenth (10th)
   anniversary of the date of the grant thereof.  If a Participant shall cease to provide services to the Company, such Participant or, in the case of death, the
   Participant's Beneficiary, may exercise any Option held by the Participant at the date his or her service terminates until the earlier of (A) three (3) years from the date the Participant ceased to provide services to the Company and (B) the tenth anniversary of the date the Option was granted.

(c) Procedure for Exercise.  A Participant electing to exercise one (1) or more Options shall give written notice to the Secretary of the Company (or provide such other notice, electronic or otherwise, in a form satisfactory to the Board) of such election and of the number of Shares he or she has elected to purchase.  No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Board have been made to assure full payment of the option price therefor.  Without limiting the generality of the foregoing, payment of the Option price may be made (i) in cash or its equivalent, (ii) by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), (iii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock or (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such Option price. The Company may not make a loan to a Participant to facilitate such Participant's exercise of any of his or her Options.

ARTICLE VI.

SHARE AWARDS

         6.1 Fee Share Awards.  With respect to fees payable for services rendered by a Participant as a member of the Board, the Board may require that up to one-half of the Cash Fees otherwise payable to a Participant be payable in Shares, issuable as of the Date of Issuance.  The number of Shares to be issued as a Fee Share Award as of each Date of Issuance shall equal the greatest number of whole Shares derived from the quotient of (i) the dollar amount of the Cash Fees the Board has determined to pay in Shares and (ii) the Fair Market Value on the Date of Issuance.  If, after the application of the preceding formula as of any Date of Issuance, there is a cash remainder, the Company shall pay the Participant the amount of such cash remainder as soon as practicable following such Date of Issuance.

         6.2 Elective Share Awards.  With respect to Cash Fees payable for services rendered by a Participant as a member of the Board, a Participant may elect to have any portion of the fees that would otherwise have been payable to the Participant in cash for services as a director (less any amounts paid as Fee Share Awards) paid in Shares.  The number of Shares to be issued as an Elective Share Award as of each Date of Issuance shall equal the greatest number of whole Shares derived from the quotient of (i) the dollar amount of the Cash Fees elected to be paid in Shares at such Date of Issuance in accordance with the second preceding sentence and (ii) the Fair Market Value on the Date of Issuance. If, after the application of the preceding formula as of any Date of Issuance, there is a cash remainder, the Company shall pay the Participant the amount of such cash remainder as soon as practicable following such Date of Issuance.

6.3 Deferral of Share Awards.  If the Participant is offered the opportunity to defer receipt/conversion of his or her Share Awards, such deferral shall be governed and covered by The Phoenix Companies, Inc. Directors Equity Deferral Plan.  Any deferred Share Awards credited under the Plan on or before May 2, 2008 shall be credited to an account established for the Participant under the Directors Equity Deferral Plan

ARTICLE VII.

TRANSFERABILITY OF AWARDS

         No Award shall be transferable by the Participant otherwise than by will or under the applicable laws of descent and distribution; provided that the Board may, in the Option agreement or otherwise, permit transfers of Options by gift or a domestic relations order to Family Members.  In addition, no Award shall be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and no Award shall be subject to execution, attachment or similar process.  Upon any attempt to transfer, assign, negotiate, pledge or hypothecate any Award, or in the event of any levy upon any Award by reason of any attachment or similar process contrary to the provisions hereof, such Award shall immediately become null and void.

ARTICLE VIII.

TERMINATION, MODIFICATION AND AMENDMENT

         The Board at any time may terminate the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option may be granted or (c) extend the maximum term for Options granted hereunder shall be subject to the approval of the Company's shareholders.  No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Participant.

ARTICLE IX.

GENERAL PROVISIONS

         9.1 No Right to Remain as a Director.  The Plan shall not impose any obligations on the Company to retain any Participant as a director nor shall it impose any obligation on the part of any Participant to remain in service to the Company.

         9.2 Investment Representation; Registration.  If the Board determines that the law so requires, the holder of an Option granted hereunder or the recipient of Shares in respect of any Share Award shall execute and deliver to the Company a written statement, in form satisfactory to the Company, representing and warranting that he is purchasing or accepting the Shares then acquired for his own account and not with a view to the resale or distribution thereof, that any subsequent offer for sale or sale of any such Shares shall be made either pursuant to (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended, which Registration Statement shall have become effective and shall be current with respect to the Shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, and that in claiming such exemption the holder will, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion from counsel approved by the Company as to the availability of such exemption. If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale of Shares under the Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

         9.3 No Right to Specific Assets.  Nothing contained in the Plan and no action taken pursuant to the Plan (including, without limitation, the grant of any Award hereunder) shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Participant, the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. To the extent that any Participant or his executor, administrator, or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

         9.4 Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to any Shares covered by his Option until he shall have become the holder of record of such Shares.

         9.5 Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         9.6 Controlling Law.  The Plan shall be construed and enforced according to the laws of the State of New York.

         9.7 Indemnification.  Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him; provided that he shall give prior written consent to the Company and an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such person may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

9.8 Term of Plan.  The Plan shall continue in effect, unless sooner terminated pursuant to Article VIII, until no more shares are available for issuance under the Plan.